SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
----------------

SCHEDULE 13D
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
RULE 13d-2(a)


(SCHEDULE 13D)
Under the Securities Exchange Act of 1934


WARWICK VALLEY TELEPHONE COMPANY
-----------------------------------------------------------
(Name of Issuer)


COMMON STOCK, PAR VALUE $1.00 PER SHARE
-----------------------------------------------------------
(Title of Class of Securities)


936750108
-----------------------------------------------------------
(CUSIP Number)

-----------------------------------------------------------
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

SANTA MONICA PARTNERS, L.P.
914-833-0875
-----------------------------------------------------------

(Date of Event which Requires Filing of This Statement)

N/A


(Continued on following pages)
(Page 1 of 6 Pages)

CUSIP No. 936750108                     13D
Page 2 of 6 Pages

___________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES
ONLY)

          SANTA MONICA PARTNERS, L.P.
          13-3100474
___________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [X]

(b)  [_]

___________________________________________________________
3    SEC USE ONLY

___________________________________________________________
4    SOURCE OF FUNDS

          WC
___________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)
[_]

___________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          NEW YORK
___________________________________________________________
   		7    SOLE VOTING POWER

  NUMBER OF         N/A

   SHARES
___________________________________________________________
8  SHARED VOTING POWER

BENEFICIALLY
                    N/A
  OWNED BY
___________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

CUSIP No. 936750108                     13D
Page 3 of 6 Pages


  REPORTING         N/A

   PERSON
___________________________________________________________
               	10   SHARED DISPOSITIVE POWER
    WITH
     		          N/A
___________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

     N/A (LESS THAN 5%)
___________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES

[_]
___________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     N/A
__________________________________________________________
14   TYPE OF REPORTING PERSON

     PN

1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES
ONLY)

          SMP ASSET MANAGEMENT LLC

___________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [X]

(b)  [_]
__________________________________________________________
3    SEC USE ONLY

___________________________________________________________
4    SOURCE OF FUNDS

          OO
___________________________________________________________

CUSIP No. 936750108                     13D
Page 4 of 6 Pages

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)
[_]

__________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
___________________________________________________________
   		7    SOLE VOTING POWER

  NUMBER OF         N/A

   SHARES
___________________________________________________________
8  SHARED VOTING POWER

BENEFICIALLY
                    N/A
  OWNED BY

___________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         N/A

   PERSON
___________________________________________________________
               	10   SHARED DISPOSITIVE POWER
    WITH
                    	N/A
___________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

    		 N/A
__________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES

[_]
___________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

CUSIP No. 936750108                     13D
Page 5 of 6 Pages

___________________________________________________________
14   TYPE OF REPORTING PERSON

     OO (LLC)

The inclusion of SMP Asset Management LLC in this Statement shall not be construed as an admission that such party is, for purposes of Section 13(d) of the Securities Exchange
Act of 1934, the beneficial owner of any securities covered by this Statement.

WARWICK VALLEY TELEPHONE COMPANY SCHEDULE 13D

Item 1.  Security and Issuer.

This statement on Schedule 13D (this "Statement") relates to the common stock with $1.00 par value (the "Shares") of Warwick Valley
Telephone Company (the
"Issuer"). The principal offices of the Issuer are located at 47 Main Street,
Warwick, New York 10990.

Item 2.   Identity and Background.

(a) Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, this Statement is being filed by Santa Monica
Partners, L.P., a New
York limited partnership ("Santa Monica Partners") 1865
Palmer Avenue,
Larchmont, NY 10538.

Item 3.  Source and Amount of Funds or Other Consideration.

N/A

Item 4.  Purpose of Transaction.

Santa Monica Partners has submitted a letter to Mr. M. Lynn
Pike, President,
CEO and The Board of Directors of Warwick Valley Telephone
Company dealing
with maximizing shareholder value.

The letter offers five suggestions for shareholders to capitalize on the shareholder value which may be created by separating the Orange County Poughkeepsie Cellular
Partnership 7.5% Limited Partner passive investment from the Company.

Item 5.  Interest in Securities of the Issuer.

(a)	-e N/A
Less than 5% ownership

CUSIP No. 936750108                     13D
Page 6 of 6 Pages


Item 6. Contracts, Arrangements, Understandings or
Relationships with
             Respect to Securities of the Issuer.

None

Item 7.  Material to be filed as Exhibits.
Exhibit 1:	Letter to Mr. M. Lynn Pike, President, CEO
and the Board of Directors


                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 21, 2003

                                        SANTA MONICA
PARTNERS, L.P.
                                        By: SMP ASSET
MANAGEMENT LLC

                                        By: /s/LAWRENCE J.
GOLDSTEIN
                                        -------------------
---------------------
                                        Lawrence J.
Goldstein, President


                                        SMP ASSET
MANAGEMENT LLC

                                        By: /s/LAWRENCE J.
GOLDSTEIN
                                        -------------------
---------------------
                                        Lawrence J.
Goldstein, President


Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).